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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

     Jeffries                      Michael                  J
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)
               c/o Osteotech, Inc.
               51 James Way
--------------------------------------------------------------------------------
                                    (Street)

   Eatontown                       New Jersey            07724
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     Osteotech, Inc. (OSTE)

________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year


     September 1998
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


================================================================================
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

     Executive Vice President
     Chief Operating Officer
     Chief Financial Officer

________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          9/17/98        X                  411      A      $ 0.663
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          9/17/98        M                7,353      A      $ 5.100
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          9/17/98        M                3,936      A      $ 7.125
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          9/17/98        S               11,700      D      $25.500
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          9/21/98        M                1,521      A      $ 7.125
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          9/21/98        M                5,200      A      $ 5.250
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          9/21/98        M                5,000      A      $ 5.375
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          9/21/98        X                1,917      A      $ 0.663
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          9/21/98        M                5,000      A      $ 6.500
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          9/21/98        M                5,000      A      $ 4.250
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          9/21/98        M                4,662      A      $ 5.100
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          9/21/98        S                8,300      D      $25.500
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          9/21/98        S                4,500      D      $25.8125
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          9/21/98        S               15,500      D      $25.750
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          9/23/98        M                2,691      A      $ 5.100
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          9/23/98        M               10,912      A      $ 7.125
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          9/23/98        M                7,647      A      $ 5.375
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          9/23/98        M                3,750      A      $ 4.375
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          9/23/98        M                5,000      A      $ 6.500
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          9/23/98        S               30,000      D      $26.000  49,940          D         --
====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                          (Over)
(SEC[474(8-92)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock                                                                 Common
Option              $0.663   9/17/98  X                 411   3/22/94  3/22/99 Stock       411              --      D         --
(Right to buy)
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock                                                                 Common
Option(a)           $5.100   9/17/98  M               7,353   3/21/94  3/21/99 Stock     7,353              --      D         --
(Right to buy)
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock                                                                 Common
Option(a)           $7.125   9/17/98  M               3,936   8/19/94  8/19/99 Stock     3,936              --      D         --
(Right to buy)
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock                                                                 Common
Option(a)           $7.125   9/21/98  M               1,521   8/19/94  8/19/99 Stock     1,521              --      D         --
(Right to buy)
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock                                                                 Common
Option(a)           $5.250   9/21/98  M               5,200   9/27/94  9/27/99 Stock     5,200              --      D         --
(Right to buy)
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock                                                                 Common
Option(a)           $5.375   9/21/98  M               5,000   9/28/94  9/28/99 Stock     5,000              --      D         --
(Right to buy)
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock                                                                 Common
Option              $0.663   9/21/98  X               1,917  12/20/94 12/20/99 Stock     1,917              --      D         --
(Right to buy)
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock                                                                 Common
Option(a)           $6.500   9/21/98  M               5,000  12/24/94 12/24/99 Stock     5,000              --      D         --
(Right to buy)
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock                                                                 Common
Option(a)           $4.250   9/21/98  M               5,000   2/14/95  2/14/00 Stock     5,000              --      D         --
(Right to buy)
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock                                                                 Common
Option(a)           $5.100   9/21/98  M               4,662   3/21/94  3/21/99 Stock     4,662            2,691     D         --
(Right to buy)
------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:                                    Continued Next Page

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock                                                                 Common
Option(a)           $5.100   9/23/98  M                2,691  3/21/95  3/21/00 Stock     2,691              --      D         --
(Right to buy)
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock                                                                 Common
Option(a)           $7.125   9/23/98  M               10,912    (b)      (c)   Stock    10,912              --      D         --
(Right to buy)
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock                                                                 Common
Option(a)           $5.375   9/23/98  M                7,647    (d)      (e)   Stock     7,647            2,353     D         --
(Right to buy)
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock                                                                 Common
Option(a)           $4.375   9/23/98  M                3,750 12/30/95 12/30/00 Stock     3,750              --      D         --
(Right to buy)
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock                                                                 Common
Option(a)           $6.500   9/23/98  M                5,000 12/24/95 12/24/00 Stock     5,000              --      D         --
(Right to buy)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:

(a) Granted under the Company's 1991 Stock Option Plan and qualified under Rule 16b-3.

(b) Exerciseable as to 5,456 options on August 19, 1995 and as to 5,456 options on August 19,1996.

(c) Option expires as to 5,456 options on August 19, 2000 and as to 5,456 options on August 19, 1998.

(d) Exerciseable as to 5,000 options on September 28, 1995 and as to 2,647 options on September 28, 1996.

(e) Option expires as to 5,000 options on September 28, 2000 and as to 2,647 options on September 28, 2001.


/s/ Michael Jefferies                                     October 6, 1998
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date
        Michael J. Jeffries

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


                                                                          Page 3